Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Waddell & Reed Financial, Inc.:

We consent to the incorporation by reference in the Registration Statements No. 333 65827, 333-44528, and 333-210759 on Form S-8 of Waddell & Reed Financial, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of Waddell & Reed Financial, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10 K of Waddell & Reed Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri

February 22, 2019